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                                                                       EXHIBIT 4

                                 HBO & COMPANY
                     CHIEF EXECUTIVE OFFICER INCENTIVE PLAN

    1. PURPOSE. The purpose of the Chief Executive Officer Incentive Plan ("Plan") of HBO & Company (the "Company") is to promote the long-term success of the Company by providing its chief executive officer with incentives and rewards for superior performance. The Plan is intended to provide performance-based compensation as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

    2. EFFECTIVE DATE. Subject to its approval by the stockholders, this Plan shall become effective January 1, 1995, and shall remain effective through calendar year 1999, subject to any further stockholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code, or any successor provision, and subject to the right of the Board of Directors ("Board") of the Company to terminate the Plan, on a prospective basis only, at any time.

    3.   ELIGIBILITY.    Participation in  the  Plan  is limited  to  the  Chief
Executive Officer of the Company, who shall hereinafter be referred to as "Participant".

    4.  BONUS AMOUNT.

    4.1 At the beginning of each calendar year (and no later than March 30), the Committee (as defined in Section 10) shall meet in order to establish a table specifying the bonus amount payable under discrete points of achievement in the Company's earnings per share for such year (hereinafter this table shall be referred to as the "Earnings Per Share Bonus Table"). Earnings per share shall mean the fully diluted earnings per share for the calendar year determined in accordance with generally accepted accounting principles as reported in the Company's annual report.

    4.2 As soon as practicable after the end of each calendar year, the Committee shall meet to review, approve and certify the earnings per share results for the year and to determine and certify the bonus amount payable to the Participant under the Earnings Per Share Bonus Table.

    4.3 Notwithstanding any other provision of the Plan to the contrary, in no event shall the bonus amount payable to a Participant for a year exceed $1,500,000.

    5. PAYMENT OF BONUS. Except in the event that Section 6 or Section 7 applies, a Participant's bonus shall be paid in cash within 30 days after written certification by the Committee of the bonus amount payable to the Participant.

    6.  TERMINATION OF EMPLOYMENT.

    6.1 In the event a Participant's employment is terminated due to death, retirement or permanent disability, the Participant shall receive a reduced bonus amount to reflect participation prior to such event. This reduced bonus amount shall be determined by multiplying the bonus amount determined under the Earnings Per Share Bonus Table for such year by a fraction: the numerator of which is the number of days that the Participant was employed by the Company for such year and the denominator of which is 365. The bonus amount thus determined shall be payable in the same manner as provided for in Section 5.

    6.2 In the event a Participant's employment is terminated for reasons other than death, retirement or permanent disability, all rights to any bonus amount shall be forfeited.

    7.  CHANGE IN CONTROL.

    7.1 In the event of a Change in Control (as defined in the Nonqualified Stock Option Agreement between the Company and the Participant dated January 27,
1991),  the Participant shall be entitled to the amount determined under Section
7.2 below, provided that the Participant is employed by the Company on the date of the Change in Control. Such payment shall be made no later than 30 days after the effective date of the Change in Control and shall be payment in full of all obligations of the Company under the Plan for such year.
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    7.2 The amount of  the payment to be  made as a consequence  of a Change  in
Control shall be the maximum bonus amount payable under the Earnings Per Share Bonus Table for such year multiplied by a fraction: the numerator of which is the number of days in the calendar year prior to the Change in Control and the denominator of which is 365.

    8. BENEFICIARIES AND TRANSFERABILITY. A Participant shall have the right to designate in writing a beneficiary or beneficiaries to receive such Participant's rights under the Plan upon the Participant's death or to change a prior beneficiary designation without the consent of the prior beneficiary or beneficiaries. The rights of a Participant under this Plan shall be nontransferable and nonassessable.

    9. TAX WITHHOLDING. The Company shall have the right to deduct or withhold amounts sufficient to satisfy federal, state and local taxes required by law to be withheld with respect to any bonus.

    10. ADMINISTRATION OF THE PLAN. The Plan shall be administered by a committee approved by the Board (the "Committee"). The Stock Option and Compensation Committee of the Board shall be the Committee for so long as its membership shall consist solely of two or more outside directors, as defined under Section 162(m) of the Code and the underlying regulations, each of whom shall be appointed by the Board. If the membership of the Stock Option and Compensation Committee at any time does not meet such requirements, the Board shall promptly form a separate committee to administer the Plan that does comply with the requirements of Section 162(m) of the Code. The Committee shall administer, interpret and amend the Plan provisions in compliance with the intent of the Plan and any applicable laws, regulations and other governmental authority. To the extent any amendment to the Plan would require stockholder approval in order for compensation paid pursuant to the Plan to continue to qualify as "performance-based" compensation under Section 162(m) of the Code, such amendment shall not be effective until stockholder approval is received.